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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Spigadoro, Inc.


Pastifico Gazzola S.p.A.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (nos. 333-35892 and 333-35894) and Form S-3 (no. 333-95597) of
Spigadoro, Inc. of our report dated June 21, 2000, with respect to the financial statements of Pastifico Gazzola S.p.A. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, which report is included in Form 8-K/A of Spigadoro, Inc. dated July 17, 2000. We also consent to the reference to our firm under the heading "Experts" in the Registration Statements.


                                            /s/ RECONTA ERNST & YOUNG S.p.A.

Genoa, Italy
July 17, 2000